UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 22, 2014

Alternative Fuels Americas, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

333-177532	33-0301060
(Commission File Number)	(IRS Employer Identification No.)

305 S. Andrews Avenue, Suite 209, Fort Lauderdale, Florida 33301

 (Address of principal executive offices and zip code)

(954) 534-7895
(Registrant’s telephone number including area code)

Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 As used in this Current Report on Form 8-K and unless otherwise indicated, the terms the “ Company ,” “ AFAI, ” “ we ,” “ us ” and “ our ” refer to Alternative Fuels Americas, Inc. and its subsidiary.

Item 8.01. Other Events.

On August 22, 2014, a complaint was filed in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida (CACE 14-016324) entitled Neil Swartz vs. Alternative Fuels Americas, Inc.

The complaint by Mr. Swartz (a former AFAI executive officer and director) alleges that 44,880 shares of AFAI’s Series A Preferred Stock (which AFAI’s SEC filings reflect were contributed back to the Company for cancellation) were, in fact, not returned, and are still the property of Neil Swartz. Additionally, the complaint alleges that 5,120 shares of AFAI’s Series A Preferred Stock held by AFAI in book-entry form for Mr. Swartz should be released to Mr. Swartz.

The Company has in its possession what it believes to be substantial and irrefutable documentation that the 44,480 shares of AFAI’s Series A Preferred Stock were returned to the Company by Mr. Swartz for cancellation. Additionally, the Company believes that it is justified in withholding the release of the remaining 5,120 shares of AFAI’s Series A Preferred Stock to Mr. Swartz, pending resolution of claims against Mr. Swartz arising from unauthorized and inappropriate activities by Mr. Swartz both during his tenure as an executive officer of the Company, as well as during his subsequent association with the Company as a consultant.

AFAI filed a motion for dismissal of the suit, which was granted on October 1, 2014, with leave to amend. Mr. Swartz filed an amended complaint on October 2, 2014. The Company then filed a new motion to dismiss on October 13, 2014, which is awaiting a ruling by the Court. In the event that the pending motion for dismissal is not granted and the action proceeds, AFAI is prepared to aggressively bring counterclaims against Mr. Swartz and seek substantial damages from him.

AFAI has fully evaluated the action brought against it by Mr. Swartz and considers that the likelihood of an unfavorable outcome of this case to be unlikely. However, any decision against the Company could have a materially adverse impact on AFAI’s financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNATIVE FUELS AMERICAS, INC.

Date: January 8, 2015	By:	/s/ Craig Frank
Craig Frank, Chairman and Chief Executive Officer